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INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Century Communications Corp. on Form S-4 of our report dated August 4, 1997, appearing in the Annual Report on Form 10-K of Century Communications Corp. for the year ended May 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




Stamford, CT

February 26, 1998



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